                                                                 EXHIBIT 11.3


                              EARNINGS (LOSS) PER SHARE
                              FULLY DILUTED COMPUTATION
               FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                  (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                          At September 30,
                                                      -----------------------
                                                          1994         1993
                                                      -----------  -----------
       Basis for computation of fully diluted
         earnings (loss)per share:

         Earnings (loss) before extraordinary item
          and cumulative effect of accounting change,
          as reported                                 $     21.8 $    (22.5)
         Add interest charges on convertible debt            1.8        1.8
         Less provision for taxes                            (.7)       (.7)
                                                     ----------   ----------
         Earnings (loss) before cumulative effect of
          accounting change and extraordinary item,
          as adjusted                                       22.9      (21.4)
         Cumulative effect of accounting change             (5.9)
         Extraordinary loss - debt retirement               (1.2)     (23.8)
                                                     ----------   ----------

         Net earnings (loss) applicable to
          common stock                                $     15.8 $    (45.2)
                                                     ==========   ==========

       Number of shares:

         Weighted average shares outstanding         29,538,970   22,060,493
         Conversion of convertible subordinated
           notes into common stock                    1,811,024    1,811,024
                                                     ----------   ----------
         Total common and common equivalent
          shares assuming full dilution              31,349,994   23,871,517
                                                     ==========   ==========

       Fully diluted earnings (loss) per share:

         Earnings (loss) before cumulative effect of
          accounting change and extraordinary item   $      .73  $      (.89)
         Cumulative effect of accounting change            (.19)
         Extraordinary loss - debt retirement              (.04)       (1.00)
                                                     ----------   ----------
         Net earnings (loss)                         $      .50   $    (1.89)
                                                     ==========   ==========

       This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.